exhibit 10.24

Revision to David Cuthbert EMPLOYMENT AGREEMENT

This Revision to David Cuthbert’s August 5, 2011 Employment Agreement is effective February 1, 2012. As a result of the transfer of Jay Mercer to report to David, the additional responsibilities warrant an increase in base pay.

1.	Compensation and Benefits.

(a)        Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $315,000 per year or such higher rate as may be determined annually by the Company (“Base Salary”). Such Base Salary, less applicable withholdings, shall be paid in accordance with the Company’s standard payroll practice for executives.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year set forth below.

Warwick Valley Telephone Company		Executive

By:	/s/ Duane W. Albro	By:	/s/ David Cuthbert

Name:	Duane W. Albro	Address:

Title:	President and CEO

Date:	1/26/12	Date:	1/30/12